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                                                                    Exhibit 11.0

                             BTU INTERNATIONAL, INC.
         CALCULATION OF NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE
                 (in thousands, except share and per share data)


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
                                        For the Three Months Ended     For the Nine Months Ended
                                      -----------------------------   ---------------------------
                                        Sept. 29,      Sept. 30,        Sept. 29,     Sept. 30,
                                          2002           2001             2002          2001
-------------------------------------------------------------------------------------------------

Net loss                                 $(1,661)        $(869)          $(4,427)     $(2,360)

-------------------------------------------------------------------------------------------------
Net loss applicable to
     common stockholders                 $(1,661)        $(869)          $(4,427)     $(2,360)
=================================================================================================

Weighted average number of
  shares outstanding:

     Basic Shares                      6,910,226     6,971,848         6,873,843    6,957,101
     Effect of Dilutive Options                0             0                 0            0
-------------------------------------------------------------------------------------------------

     Diluted Shares                    6,910,226     6,971,848         6,873,843    6,957,101
=================================================================================================

Loss per Share

     Basic                                $(0.24)       $(0.13)           $(0.64)      $(0.34)

     Diluted                              $(0.24)       $(0.13)           $(0.64)      $(0.34)
=================================================================================================

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